FOR IMMEDIATE RELEASE:
SUBMITTED BY,
ASHLEIGH MILES
PUBLIC RELATIONS/ADVERTISING
(843)674-3286
FIRST RELIANCE BANK

First Reliance Announces 2nd Quarter
Net Income of $683,421

July 29, 2008 Florence, SC - First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, today announced 2nd quarter 2008 unaudited net income of $683,421.

Unaudited net income for the three months ended June 30, 2008 was $683,421, compared to $907,708 reported in the prior-year period. The decline in net income is attributable to the bank’s proactive decision to increase the allowance for loan and lease losses as a precautionary measure for any future economic uncertainties. Net interest income increased to $4.8 million in the second quarter of 2008 over $4.7 million reported the prior year period, while non-interest income was $1.4 million. Diluted earnings per share were $0.20, compared to the $0.26 reported in the prior year period.

Unaudited net income for the six months ended June 30, 2008 was $1.5 million, or $0.43 per diluted share, compared to $1.6 million, or $0.45 per diluted share, for the six months ended June 30, 2007. Net interest income increased to $9.8 million in the six months ended June 30, 2008, over $9.1 million reported the prior year period, while non-interest income was $2.7 million.

As of June 30, 2008, total assets were $585.2 million, an increase of $75.6 million or 14.85%, over the $509.5 million reported for June 30, 2007. Loans increased 15.19% to $460.7 million, funded primarily by growth in deposits. Deposits increased to $456.3 million, up 7.42% from $424.8 million reported the prior year period.

“I am pleased to report solid second quarter results, despite the ongoing challenges of the current economic environment,” commented Rick Saunders, President and CEO of First Reliance Bank. “While market conditions are challenging, our asset quality is strong and continues to improve. Nonperforming loans continue to decline, due largely to our proactive and aggressive risk management systems and emphasis on credit quality. To maintain this positive trend and to manage any future nonperforming assets or charge-offs, we continue to aggressively fund our loan loss reserve. During the second quarter of 2008, we expensed an additional $645,794 to the allowance for loan losses.”

“In this difficult economic environment, we have focused on maintaining adequate levels of liquidity and capital while closely monitoring and controlling expenses. Despite our growth, noninterest expense remains controlled and is relatively unchanged from the prior year period. Our liquidity remains strong, non performing loans continue to improve, and our capital levels continue to exceed “well capitalized” regulatory standards.”

FOR IMMEDIATE RELEASE:
“Although some financial institutions may be negatively impacted by the recent collapse of the sub-prime mortgage loan market, First Reliance Bank does not make sub-prime mortgage loans and has no exposure in this area. We are a financially sound community bank specializing in relationship banking with individuals and businesses in the communities we serve.”

“We will continue to take great strides to further enhance our commitment to be Easy To Do Business With TM . During the fourth quarter of 2008 we will further expand the franchise by opening a new branch in West Columbia. Additional 2009 expansion efforts include a branch on Forest Drive in Columbia, SC. We feel we are well positioned to provide our existing and new customers with top quality bank services and products.”

“Throughout 2008, we will continue to focus on growing core deposits and leveraging customer loyalty ratings, while improving our operating efficiencies and managing operating expenses. As we continue to diligently maintain disciplined risk and credit management practices, I am confident that we will continue to attain consistent and sustainable growth.”

About First Reliance Bank
First Reliance Bank, founded in 1999, is ranked in the top 20 banks in South Carolina based on asset size. The bank has assets of approximately $585 million, and employs over 145 highly talented associates. The bank serves the Upstate, Midlands, Piedmont, Low Country, Grand Strand, and Pee Dee regions of South Carolina. The bank has been recognized for its success including being named to the Dave Thomas Foundation’s List of “Best Adoption-Friendly Workplaces” and the only company ever to be named to The Top 25 Fastest Growing Companies™ in South Carolina four times including 2002, 2004, 2005, and 2006 (SC Chamber/Elliott Davis). In June 2007, the bank was added to the Palmetto 25, a list of S.C.’s largest publicly held companies. In 2006 and 2007, the bank was also recognized as One of the Best Places to Work in South Carolina by the SC Chamber of Commerce. First Reliance Bank offers Totally FREE Checking, Totally FREE Business, FREE Coin Machines, a Nationwide NO FEE ATM Network, and a 5 Way Mortgage Service Promise. It also offers 8-8 Extended Hours in all of their Florence, Mt. Pleasant, and Lexington locations and is open on most traditional bank holidays. Its Easy to Do Business With™ standard has earned the young bank a customer satisfaction rating of 94.7% (Performance Solutions-December 2007-Audited). First Reliance Bank is traded as FSRL.OB.

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

FOR IMMEDIATE RELEASE:
We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

FOR IMMEDIATE RELEASE:

First Reliance Bancshares,Inc.
Consolidated Reports of Income

	Six Months	Six Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30,2008	June 30,2007	June 30,2008	June 30,2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans and Fees	17,660,316	16,510,892	8,560,841	8,618,219
Investment Securities
Taxable	675,964	446,076	329,580	211,742
Tax exempt	655,492	352,957	327,882	182,816
Federal funds sold	11,840	336,410	9,947	257,751
Other interest income	113,964	87,880	62,674	47,575
Total	19,117,576	17,734,215	9,290,924	9,318,103

Interest Expense
Time deposits $100,000 and over	4,032,916	3,152,637	1,995,863	1,760,167
Other deposits	3,405,068	4,604,489	1,502,973	2,416,821
Other interest expense	1,884,358	923,937	964,838	476,644
Total	9,322,342	8,681,063	4,463,674	4,653,632

Net Interest Income	9,795,234	9,053,152	4,827,250	4,664,471
Provision for loan losses	(1,147,397)	(460,436)	(645,794)	(325,202)
Net Interest Income after provision	8,647,837	8,592,716	4,181,456	4,339,269

Noninterest Income
Service charges on deposit accounts	929,852	908,437	492,717	465,767
Gain on sale of mortgage loans	1,126,357	1,116,131	566,973	645,889
Brokerage fees	106,557	85,869	56,227	45,009
Income from Bank Owned Life Insurance	229,565	201,050	107,811	100,310
Other charges, commisions and fees	238,095	167,394	124,823	89,632
Gain on sale of securities available for sale	-	5,996	-	4,975
Gain on sale of other real estate	-	20,374	-	11,009
Gain on sale of fixed assets	-	16,104	-	1,689
Other	100,869	95,556	50,950	59,446
Total	2,731,295	2,616,911	1,399,501	1,423,726

Noninterest Expense
Salaries and benefits	5,753,376	5,227,430	2,808,625	2,631,655
Occupancy	731,432	655,892	391,729	318,496
Furniture and equipment related	422,490	419,763	209,531	229,102
Other operating	2,554,775	2,688,958	1,317,792	1,307,548
Total	9,462,073	8,992,043	4,727,677	4,486,801

Income before tax	1,917,059	2,217,584	853,280	1,276,194
Income tax expense	(407,515)	(602,669)	(169,859)	(368,486)

Net Income	1,509,544	1,614,915	683,421	907,708

Basic earnings per share	0.43	0.47	0.20	0.26
Diluted earnings per share	0.43	0.45	0.20	0.26

FOR IMMEDIATE RELEASE:

First Reliance Bancshares,Inc.
Balance Sheet

	June 30	June 30	December 31
	2008	2007	2007
	(Unaudited)	(Unaudited)	Audited
Assets:
Cash and Cash Equivalents
Cash and Due From Banks	6,777,796	7,996,670	7,164,650
Federal funds sold	6,015,000	23,601,000	-
Total cash and cash equivalents	12,792,796	31,597,670	7,164,650

Investment securities
Securities available for sale	55,125,216	34,412,589	58,580,313
Nonmarketable equity securities	4,372,200	1,995,400	3,930,400
Investment in trust	310,000	310,000	310,000
Total investment securities	59,807,416	36,717,989	62,820,713

Loans held for sale	10,447,997	6,472,908	19,600,850

Loans receivable	466,428,206	404,386,897	468,137,690
Less allowance for loan losses	(5,740,860)	(4,458,077)	(5,270,607)
Loans, net	460,687,346	399,928,820	462,867,083

Premises, furniture, and equipment, net	23,678,331	17,862,726	22,233,746
Accrued interest receivable	2,712,271	2,421,681	3,092,767
Other real estate owned	473,550	855,599	196,950
Cash surrender value life insurance	10,769,838	10,335,086	10,540,273
Other assets	3,782,858	3,321,054	3,187,180
Total Assets	585,152,402	509,513,533	591,704,212

Liabilities:
Deposits:
Noninterest bearing transaction accounts	47,008,751	45,156,803	43,542,528
Interest bearing transaction accounts	28,321,944	38,442,293	39,450,393
Savings	82,073,717	77,475,956	85,819,481
Time deposits $100,000 and over	179,899,406	147,175,381	169,825,252
Other time deposits	118,971,469	116,503,199	110,860,061
Total deposits	456,275,287	424,753,632	449,497,715

Securities sold under agreements to repurchase	6,421,356	11,130,839	7,927,754
Federal Funds Purchased	-	-	13,359,000
Advances from Federal Home Loan Bank	68,500,000	26,000,000	69,000,000
Note Payable	3,000,000		3,000,000
Junior subordinated debentures	10,310,000	10,310,000	10,310,000
Accrued interest payable	596,016	780,407	767,577
Other liabilities	2,396,273	821,573	814,262
Total Liabilities	547,498,932	473,796,451	554,676,308

Shareholders' Equity:
Common Stock	35,135	34,845	34,946
Capital Surplus	26,050,718	25,776,153	25,875,012
Restricted Stock	(237,078)	(142,528)	(152,762)
Retained Earnings	12,722,917	10,472,670	11,417,275
Accumulated other comprehensive income	(764,722)	(424,058)	(1,369)
Treasury Stock	(153,500)	-	(145,198)
Total Shareholders Equity	37,653,470	35,717,082	37,027,904

Total Liabilities and Shareholders Equity	585,152,402	509,513,533	591,704,212